Exhibit 8.1

Faegre Baker Daniels LLP

600 East 96th Street Suite 600

Indianapolis Indiana 46240-3789

Phone +1 317 569 9600

Fax +1 317 569 4800

September 14, 2015

Washington Prime Group, L.P.

180 East Broad Street

Columbus, Ohio 43215

Ladies and Gentlemen:

We have acted as tax counsel to Washington Prime Group, L.P., an Indiana limited partnership (the “Operating Partnership”), in connection with the Registration Statement on Form S-4 (File No. 333-205859) (such Registration Statement, as amended and supplemented to the date hereof, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), covering $250,000,000 aggregate principal amount of 3.850% Senior Notes due 2020 (the “Exchange Notes”) of the Operating Partnership, offered in exchange for a like principal amount of 3.850% Senior Notes due 2020 (the “Old Notes”) of the Operating Partnership.

You have requested our opinion concerning the material United States federal income tax consequences to holders of the Old Notes in connection with the exchange described in the Registration Statement. This opinion is based on various factual assumptions, including the facts set forth in the Registration Statement concerning the business, properties and governing documents of the Operating Partnership, WP Glimcher Inc., an Indiana corporation, and their subsidiaries.

In our capacity as tax counsel for the Operating Partnership, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion. For the purposes of our opinion, we have not made an independent investigation or audit of the facts set forth in the above referenced documents.

In our examination, we have assumed: (i) the legal capacity of all natural persons; (ii) the genuineness of all signatures; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies; (v) the authenticity of the originals of such latter documents; (vi) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments, certificates and records we have reviewed; and (vii) the absence of any undisclosed modifications to the agreements and instruments reviewed by us.

We are opining herein as to the effect on the subject exchange transaction only of the federal income tax laws of the United States, and we express no opinion with respect to the applicability to such transaction, or the effect thereon, of other federal laws or the laws of any state or other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

Based upon and subject to the foregoing, and subject to the limitations and qualifications set forth herein and in the Registration Statement, the discussion set forth under the caption “Material U.S. Federal Income Tax Considerations” in the Registration Statement, insofar as it expresses conclusions as to the application of United States federal income tax law, is our opinion as to the material United States federal income tax consequences of exchanging Old Notes for Exchange Notes pursuant to the exchange offer and of the ownership and disposition of Exchange Notes acquired pursuant to the exchange offer.

This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

Our opinions set forth in this opinion letter are based upon the facts in existence and the laws in effect on the date hereof, and we expressly disclaim any obligation to update our opinions herein, regardless of whether changes in such facts or laws come to our attention after the delivery hereof. This opinion letter is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the Registration Statement may adversely affect the accuracy of the conclusions stated herein.

We hereby consent to the filing of this opinion letter with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name under the heading “Material U.S. Federal Income Tax Considerations” in the prospectus which forms a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

FAEGRE BAKER DANIELS LLP

By:	/s/ Brian S. Fennerty
Brian S. Fennerty, Partner